EXHIBIT 10(EE)

FORM OF SPLIT-DOLLAR LIFE INSURANCE AGREEMENT1

     This Agreement effective as of the       day of                     ,      , [See Exhibit 1] by and among [FIRST UNION][WACHOVIA] CORPORATION, a North Carolina corporation having its principal office in Charlotte, North Carolina (hereinafter referred to as the “Employer”), and                       (hereinafter referred to as the “Owner”).

     WHEREAS, the Owner desires to purchase a certain life insurance policy insuring the lives of [see Exhibit 1]                           (hereinafter referred to as the “Employee”) and                           (hereinafter referred to as the “Employee’s Spouse”, the Employee and the Employee’s Spouse are sometimes hereinafter referred to as the “Insureds”); and

     WHEREAS, the Employee is an employee of the Employer and has discharged his duties in a capable manner to the benefit of the Employer; and

     WHEREAS, the Employer desires to help the Employee and the Employee’s Spouse create a life insurance program for the benefit and protection of their family by the establishment of a split-dollar life insurance plan and is willing to pay a portion of the premiums due on the policy issued pursuant to such plan; and

     WHEREAS, the Owner will be the owner of such policy, and as such, will have all incidents of ownership in and to the policy and agrees to participate in such split-dollar life insurance plan as hereinafter provided;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises contained therein, the parties hereto agree as follows:

1.	The Employee applied to John Hancock Mutual Life Insurance Company (hereinafter referred to as the “Insurer”) for a survivorship policy in the face amount of [See Exhibit 1] Dollars ($ ) on the lives of the Employee and the Employee’s spouse (hereinafter referred to as the “Policy”). The Policy was issued and the policy number and face amount are recorded on Schedule A attached hereto, and the Policy has been subject to the terms of the Agreement prior to this amendment.

2.	Employee assigned the Policy to the Employer to secure the Employer’s rights under the Agreement prior to this amendment. The collateral assignment (hereinafter referred to as the “Collateral Assignment”) cannot be altered or changed without the consent of the Employer.

[1] This is a form of Split Dollar Life Insurance Agreement that the Corporation has entered into with certain executive officers, including G. Kennedy Thompson, Donald A. McMullen, Jr. and Benjamin P. Jenkins, III. Key provisions of this form of agreement applicable to the executives named in the preceding sentence are found in Exhibit 1 to this form of agreement.

3.	Employee has assigned to Owner all of Employee’s right, title and interest in and to the Policy outright and has also assigned employee’s obligations under the Collateral Assignment, and the Employer has agreed to continue to effect the terms of the Agreement, as amended, with the Owner assuming the obligations of Employee under the Agreement prior to this amendment, as Employee’s assignee, and as herein set forth.

4.	Subject to the provisions of this Agreement as hereinafter provided, the Owner, as the sole and exclusive owner of the Policy, has all the rights of the owner under the terms of the Policy, including, but not limited to, the right to designate beneficiaries, select settlement and dividend options, borrow on the security of the Policy and to surrender the Policy, and such rights may be exercised by the Owner with the Employer’s consent.

5.	The Owner shall pay to the Employer that part of each annual premium equal to [See Exhibit 1] $ (the “Owner’s Payment”) for each year until this Agreement is terminated by its terms, regardless of whether annual premiums are required to be paid to the Insurer on the Policy and any such amounts paid to the Employer by the Owner pursuant to this Section 5 which are not required to be remitted to the Insurer to meet an annual premium payment obligation shall be retained by the Employer and credited against the Policy Interest. The Owner agrees to pay the Owner’s Payment to the Employer no later than thirty (30) days after the annual premium is due or would otherwise have been due if such premium were so payable. The Employer shall pay the balance of each annual premium for the first fifteen (15) years of the Policy as set forth on Schedule C attached hereto (hereinafter referred to as the “Premium Advances”) and shall remit to the Insurer the full amount of each annual premium due in accordance with the mode of premium payment as provided in the Policy on or before the due date of such premium, except as provided in Sections 9 and 10 hereof.

6.	As long as this Agreement is in effect, any Policy dividend credited to the Policy shall be applied to provide paid-up additions and the parties hereto agree the dividend election provisions of the Policy shall conform to the provisions hereof.

7.	The total amount of (i) all Premium Advances plus (ii) any unpaid Owner’s Payments, plus (iii) an investment return equal to three percent (3%) interest compounded annually on the outstanding Premium Advances and unpaid Owner’s Payments to provide Employer an investment return thereon, shall constitute the Employer’s interest in the Policy (referred to herein as the “Policy Interest”). As security for and to secure the repayment of the Policy Interest, as it may exist from time to time, the Owner shall execute and deliver to the Employer, at the time this Agreement is executed, a collateral assignment of the Policy in the form set forth in Schedule B to this Agreement (hereinafter referred to as the “Collateral Assignment”), and the Employer may enforce its right to be paid the Policy Interest pursuant to Sections 9 through 11 of this Agreement from the cash surrender value of the Policy, provided that if the cash surrender value exceeds the Policy Interest, such excess shall remain the property of the Owner.

8.	Except in connection with the payment of the Policy Interest to the Employer pursuant to Section 9 or Section 10 hereof, the Owner shall not permit the Contract Debt to exceed the Loan Value of the Policy, less the Policy Interest (the “Owner’s Borrowing Limit”). For purposes of this paragraph the terms “Contract Debt” and “Loan Value” shall have the meanings provided in the Policy and set forth on Schedule E attached hereto.

9.	The Owner may terminate this Agreement upon thirty (30) days’ advance written notice to the Employer, and the Employer shall release its interest in the Policy, cancel the Collateral Assignment, and transfer physical possession of the Policy to the Owner upon payment of the Policy Interest owed by the Owner to the Employer as of such termination date. Such release, cancellation and transfer shall terminate all obligations of the Employer under this Agreement. If the Owner does not pay, or make satisfactory provision for the payment of, the Policy Interest, then the Employer may take all action necessary to obtain the cash surrender value provided under the Policy to satisfy payment of the Policy Interest.

10.	The Employer may terminate this Agreement and make demand on the Owner for payment of the Policy Interest as of such termination date upon the first to occur of the following events:

(a)	the surrender or exchange of the Policy by the Owner;

(b)	failure of the Owner to make a payment of an Owner’s Payment when due or to comply with any other provisions set forth in this Agreement;

(c)	the Employee ceases to be an Employee of the Employer or one of its Subsidiaries (as hereinafter defined) and becomes a proprietor, officer, partner, employee or otherwise becomes affiliated with any business that is in competition with the Employer or any of its Subsidiaries; provided, however, this Section 10(c) shall not apply following a Change of Control (as hereinafter defined);

(d)	the Employee voluntarily terminates employment with the Employer and its Subsidiaries for reasons other than death, Disability, or Retirement (as hereinafter defined); provided, however, this Section 10(d) shall not apply following a Change of Control;

(e)	the Employee is discharged from the Employer and its Subsidiaries for dishonesty, conviction of a felony, willful unauthorized disclosure of any confidential material information of the Employer or any of its Subsidiaries to a business in competition with the Employer or any of its Subsidiaries or in violation of federal securities’ laws, or any other willful, deliberate or gross misconduct of similar magnitude; or

(f)	the beginning of the first year of the Policy after the [See Exhibit 1] st ( st) year of the Policy in which the cash surrender value of the Policy is sufficient to maintain the $ death benefit without the Owner being required to pay any additional premiums in excess of the Owner’s Payment. Notwithstanding the foregoing provisions, the Employer shall have the right to terminate this Agreement at any time after the beginning of the [See Exhibit 1] st ( nd) year of the Policy.

The Employer shall thereupon release its interest in the Policy, cancel the Collateral Assignment, and transfer physical possession of the Policy to the Owner upon payment of the Policy Interest owed by the Owner to the Employer as of such termination date. If the Owner does not pay, or make satisfactory provision for payment of, the Policy Interest, then the Employer may take all action necessary to obtain the cash surrender value provided under the Policy to satisfy payment of the Policy Interest. For purposes of this Agreement, the determination of whether the Employee (i) has become affiliated with a business in competition with the Employer or any of its Subsidiaries, or (ii) has voluntarily terminated employment with the Employer and its Subsidiaries for reasons other than death, Disability, or Retirement, shall rest solely with the Human Resources Committee of the Board of Directors of the Employer.

11.	The Owner agrees that in the event of the death of the last to die of the Employee and the Employee’s Spouse while this Agreement is still in effect, the Owner shall promptly pay to the Employer an amount equal to the total amount of the Policy Interest owed by the Owner to the Employer as of the date of the death of the last to die of the Employee and the Employee’s Spouse. If the Owner does not pay, or make satisfactory provision for payment of the Policy Interest, then the Employer may take all action necessary to obtain the death proceeds provided under the Policy to satisfy payment of the Policy Interest. Specifically, the Employer shall have the unqualified right to receive a portion of such death proceeds equal to the Policy Interest at the time of the death of the last to die of the Employee and the Employee’s Spouse, plus interest thereon from ninety (90) days after such date of death to the date of payment at a rate equal to the published prime rate of interest of the Employer’s subsidiary banks on such date of death. In such event, the balance of the death proceeds payable under the Policy, if any, shall be paid directly to the beneficiary or beneficiaries designated by the Owner and shall be paid in the manner in which the Owner has validly specified; provided, however, no amount shall be paid to such beneficiary or beneficiaries until the full Policy Interest due the Employer has been paid to the Employer or otherwise satisfied by the Owner. In no event shall the amount payable to the Employer hereunder exceed the Policy proceeds payable at the death of the last to die of the Employee and the Employee’s Spouse.

12.	It is intended that the Owner shall retain the right to change the beneficiary under the Policy at any time and from time to time and that the Employer, as holder of the Policy as collateral assignee, will make the Policy available to the Insurer in order to effectuate any change in the beneficiary designation which the Owner may desire to make, subject to the rights of the Employer as set forth in this Agreement. The Owner may assign the Policy outright provided that the rights of any such assignee shall be subject to and subordinate to the rights of the Employer as set forth in this Agreement and that any such assignment shall so provide. The Employer may assign its interest in the Policy only to the Owner.

13.	The benefits, if any, that may be paid under the Policy by the Insurer, including, without limitation, any borrowing by the Owner pursuant to Section 8 hereof and any death proceeds, shall be paid by separate checks to the parties entitled thereto, the check payable to the Employer to be in the amount of the Policy Interest.

14.	This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors, and permitted assigns.

15.	This Agreement shall not be modified or amended except by a written agreement signed by the parties hereto. Any such action by the Employer shall be adopted by formal action of the Employer’s Board of Directors and executed by an officer, director or other person authorized to act on behalf of the Employer.

16.	This Agreement shall be subject to and governed by the laws of the State of North Carolina, without giving effect to conflict of law principles.

17.	For purposes of meeting the requirements of the Employee Retirement Income Security Act of 1974, the parties agree that the funding policy under the Agreement is that all premiums on the Policy be remitted to the Insurer when due, and direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in full, if any, based on the payment of premiums as provided in this Agreement.

18.	The Employer is hereby designated the “named fiduciary” of this Agreement. The named fiduciary shall be responsible for the management, control and administration of this Agreement. The named fiduciary may allocate to others certain aspects of the management and operational responsibilities of this Agreement, including the employment of advisors and the delegation of any ministerial duties to qualified individuals. The claims procedures under this Agreement are set forth in Schedule D to this Agreement.

19.	For purposes of this Agreement, the following defined terms shall have the meanings set forth below:

(a)	“Subsidiaries” means any corporation (other than the Employer) in an unbroken chain of corporations beginning with the Employer if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(b)	“Disability” means “totally disabled” as such term is defined in the “First Union Corporation Long-Term Disability Plan and Trust” at the time of such Disability.

(c)	“Retirement” means “Early Retirement”, “Normal Retirement”, “Deferred Retirement”, or “Disability Retirement”, as such terms are defined in the “First Union Corporation Pension Plan and Trust” at the time of such Retirement.

(d)	“Change of Control” means a change in control of the Employer of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any one person, or more than one person acting as a group, acquires ownership of stock of a corporation that, together with stock held by such person or group, possesses more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation, (ii) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of a corporation possessing twenty percent (20%) or more of the total voting power of the stock of such corporation, or (iii) a majority of members of the corporation’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of a corporation’s board of directors prior to the date of the appointment or election.

20.	It is understood and agreed that the Employer makes no representations and shall have no responsibility or liability for any tax or estate planning matters with respect to the foregoing split-dollar insurance plan or for the payment of any dividends or death benefits under the Policy, and that the Owner has relied on the Owner’s tax and legal advisors with respect to the foregoing split-dollar insurance plan.

21.	Any dispute, claim or controversy arising out of or connected with this Agreement shall be resolved by binding arbitration administered and conducted under the Commercial Rules of the American Arbitration Association and the General Statutes of North Carolina Article 45A, Arbitration and Award. A judgment upon the award may be entered in any court having jurisdiction. Any arbitration hearing shall take place in Charlotte, North Carolina.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Attest:	FIRST UNION CORPORATION

By:

Secretary	President

(CORPORATE SEAL)

OWNER

I consent to this Agreement and the insurance covering my life and the life of my spouse.

. (SEAL) Employee

(SEAL) Employee’s Spouse

SCHEDULE A

     It is agreed, pursuant to the foregoing Split-Dollar Life Insurance Agreement dated the       day of      ,      , that the following described policy of life insurance shall be subject to the provisions of said Agreement:

Policy No. issued by John Hancock Mutual Life Insurance Company on

, , insuring the lives of [Employee] and Employee’s Spouse] for

$ .

SCHEDULE B

COLLATERAL ASSIGNMENT

Insurer:	John Hancock Mutual Life Insurance Company

Insureds:	the Insureds

Policy No.

     THIS ASSIGNMENT is made by the undersigned Owner effective this               day of                     ,      .

DEFINITIONS:

A.	“Assignee”: First Union Corporation, a North Carolina corporation with its principal offices in Charlotte, North Carolina.

B.	“Owner”: .

C.	“Policy”: The following policy of insurance issued by the Insurer on the life of the Insureds, together with any supplementary contracts issued in conjunction therewith:

Policy Number	Face Amount

$

D.	“Policy Interest”: That amount as defined in Section 7 of the Split Dollar Plan. The Insurer shall be entitled to rely on the Assignee’s certification of the amount of the Policy Interest.

E.	“Split Dollar Plan”: That certain Split-Dollar Life Insurance Agreement of even date herewith between the Owner and the Assignee.

RECITALS:

A.	Under the Split Dollar Plan, the Assignee has agreed to assist the Owner in payment of premiums on the Policy.

B.	In consideration of such premium payments by the Assignee, the Owner here intends to grant the Assignee certain limited interests in the Policy.

THEREFORE, in consideration of the premises and of the mutual promises contained therein, the parties hereto agree as follows:

1.	Assignment — The Owner hereby assigns, transfers and sets over to the Assignee, its successors and assigns, the following specific rights in the Policy subject to the terms and conditions of the Split Dollar Plan:

(a)	The right to realize against the cash value of the Policy, to the extent of the Policy Interest, in the event the Owner fails for any reason to pay to the Assignee the Policy Interest when required pursuant to the provisions of the Split Dollar Plan.

(b)	The right to realize against proceeds of the Policy as set forth in Section 11 of the Split Dollar Plan, to the extent of the Policy Interest, in the event of the death of the last Insured to die.

2.	Retained Rights — Except as expressly provided in Section 1 hereof and the Split Dollar Plan, the Owner retains all rights under the Policy including, but not limited to, the exclusive right to surrender and to borrow against the Policy with the consent of the Assignee.

3.	Insurer — The Insurer is hereby authorized to recognize, and is fully protected in recognizing:

(a)	The claims of the Assignee to rights hereunder, without investigating the reasons for such action by the Assignee, or the validity or the amount of such claims.

(b)	The Owner’s request for surrender of the Policy without the consent of the Assignee. Upon the surrender of the Policy and the payment to the Employer of the Policy Interest, the Policy shall be terminated and of no further force or effect.

4.	Release of Assignment — Upon payment by the Owner to the Assignee of the Policy Interest pursuant to the terms of the Split Dollar Plan, the Assignee shall execute a written release of this Assignment and deliver the Policy to the Owner.

     IN WITNESS WHEREOF, the Owner has executed this Assignment on the date first above written.

In the presence of	Owner

SCHEDULE C

PROJECTIONS FOR INSURANCE POLICY

SCHEDULE D

CLAIMS PROCEDURE

A.	FILING OF BENEFIT CLAIMS

1.	When a participant, the Employer, the Owner, an Insured, a beneficiary, or his, her or its duly authorized representative has a claim which may be covered under the provisions of the Policy (the “claimant”), the claimant should contact the named fiduciary.

2.	Claim forms and claim information can be obtained from the named fiduciary.

3.	The claim must be in writing on a Benefit Claim Form and delivered to the named fiduciary either in person or by mail, postage prepaid. The named fiduciary will forward the claim form to the authorized representative of the Insurer.

B.	INITIAL DISPOSITION OF BENEFIT CLAIMS

1.	Within ninety (90) days after receipt of a claim, the Insurer shall send to the claimant, by mail, postage prepaid, a notice granting or denying, in whole or in part, a claim for benefits.

2.	If a claim for benefits is denied, the Insurer shall provide to the claimant written notice setting forth in a manner calculated to be understood by the claimant:

(a)	The specific reason or reasons for the denial;

(b)	Specific reference to pertinent provisions on which the denial is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	Appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review.

3.	If the claim is payable, a benefit check will be issued to the named fiduciary and forwarded to the claimant.

4.	The ninety-day period may be extended if special circumstances require an extension of time to process the claim for benefits.

5.	Written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety-day period.

6.	The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Insurer expects to render the final decision.

7.	In no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety-day period.

8.	If a notice of denial is not received within ninety (90) days of the claim being filed, the claim shall be deemed denied and the claimant shall be permitted to proceed to the review stage.

C.	REVIEW PROCEDURE

1.	Within sixty (60) days of:

(a)	the receipt by the claimant of written notification denying, in whole or in part, his or her claim, or

(b)	a deemed denial resulting from the Insurer’s failure to provide the claimant with written notice of denial within ninety (90) days of the claim being filed, the claimant upon written application to the Insurer, delivered in person or by certified mail, postage prepaid, may request an opportunity to appeal a denied claim to the Insurer or a person designated by the Insurer.

2.	The claimant may:

(a)	Request a review upon written application;

(b)	Review pertinent documents; and

(c)	Submit issues and comments in writing.

3.	The decision on review shall be made within sixty (60) days of the Insurer’s receipt of a request for review.

4.	The sixty-day period may be extended if special circumstances require an extension of time to process the review.

5.	If an extension is required:

(a)	written notice of the extension shall be furnished to the claimant prior to the commencement of the extension, and

(b)	a decision shall be rendered as soon as possible but no later than one hundred twenty (120) days after the Insurer received the request for review.

6.	The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions on which the decision is based.

7.	If the decision on review is not rendered within sixty (60) days of the Insurer’s receipt of a request for review or within one hundred twenty (120) days after the Insurer received the request for review if an extension is granted, then the claim shall be deemed denied on review.

D.	OTHER REMEDIES

1.	After exhaustion of the claims procedure, nothing shall prevent any person from pursuing any other legal or equitable remedy otherwise available.

SCHEDULE E

DEFINED TERMS

EXHIBIT 1

This form of Split-Dollar Life Insurance Agreement has been used for, among others, the following agreements:

•	Amended and Restated Split-Dollar Life Insurance Agreement, dated December 19, 1996, between G. Kennedy Thompson (the Employee), the Employer, and Laura J. Starnes, as Trustee of the Thompson Family Irrevocable Trust dated December 31, 1996 (the Owner) (such Agreement, “Thompson #1 Agreement”)

•	Split-Dollar Life Insurance Agreement, dated January 25, 2002, between G. Kennedy Thompson (the Employee), the Employer, and Laura J. Starnes, as Trustee of the G. Kennedy Thompson 2002 Irrevocable Life Insurance Trust (the Owner) (such Agreement, “Thompson #2 Agreement”)

•	Split-Dollar Life Insurance Agreement, dated February 1995, between Benjamin P. Jenkins, III (the Employee), the Employer, and Wachovia Bank, National Association, as Trustee of the Benjamin P. Jenkins, III Irrevocable Trust (the Owner) (such Agreement, “Jenkins Agreement”)

•	Split-Dollar Life Insurance Agreement, dated July 27, 1999, between Donald A. McMullen, Jr. (the Employee), the Employer, and Donald A. McMullen, Jr. (the Owner) (such Agreement, “McMullen Agreement”)

Such agreements contain terms substantially identical to this form of agreement, except for such changes that do not materially deviate from this form of agreement.

The Thompson #1 Agreement provides for an insurance policy of $3,000,000, having an Owner’s Payment of $8,121 per year. In Section 10(f), the blank in the first sentence is “twenty-first” and the blank in the second sentence is “twenty-second”.

The Thompson #2 Agreement provides for an insurance policy of $7,119,562, having an Owner’s Payment of $26,744 per year. In Section 10(f), the blank in the first sentence is “fifteenth” and the blank in the second sentence is “sixteenth”.

The Jenkins Agreement provides for an insurance policy of $3,000,000, having an Owner’s Payment of $13,922 per year. In Section 10(f), the blank in the first sentence is “fifteenth” and the blank in the second sentence is “sixteenth”.

The McMullen Agreement provides for an insurance policy of $3,059,875, having an Owner’s Payment of $18,461 per year. In Section 10(f), the blank in the first sentence is “seventeenth” and the blank in the second sentence is “eighteenth”. In addition, the McMullen Agreement does not provide for an Employee’s Spouse benefit.